KAR Auction Services, Inc.
Q4 and YTD 2013 Supplemental Financial Information
February 18, 2014

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$2.7	$17.3	$21.7	$(59.3)	$(17.6)
Add back:
Income taxes	11.9	9.2	6.0	(5.1)	22.0
Interest expense, net of interest income	0.2	0.1	4.4	20.6	25.3
Depreciation and amortization	21.1	18.4	7.3	1.7	48.5
Intercompany interest	12.7	9.4	(4.7)	(17.4)	--
EBITDA	48.6	54.4	34.7	(59.5)	78.2
Adjustments per the Credit Agreement	9.5	3.2	--	40.3	53.0
Adjusted EBITDA	$58.1	$57.6	$34.7	$(19.2)	$131.2

	Three Months Ended December 31, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$16.5	$9.8	$12.8	$(16.2)	$22.9
Add back:
Income taxes	(5.0)	2.9	16.2	(6.9)	7.2
Interest expense, net of interest income	0.1	0.3	3.8	25.2	29.4
Depreciation and amortization	23.3	17.3	5.7	0.5	46.8
Intercompany interest	13.6	9.5	(4.7)	(18.4)	--
EBITDA	48.5	39.8	33.8	(15.8)	106.3
Adjustments per the Credit Agreement	5.2	(0.9)	(3.0)	3.2	4.5
Superstorm Sandy	--	9.1	--	--	9.1
Adjusted EBITDA	$53.7	$48.0	$30.8	$(12.6)	$119.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013

Net income (loss)	$29.1	$33.4	$22.8	$(17.6)	$67.7
Add back:
Income taxes	17.0	22.9	19.6	22.0	81.5
Interest expense, net of interest income	28.7	24.5	25.8	25.3	104.3
Depreciation and amortization	47.3	49.0	49.6	48.5	194.4
EBITDA	122.1	129.8	117.8	78.2	447.9
Other adjustments per the Credit Agreement	6.1	3.1	2.9	3.4	15.5
Noncash charges	0.4	7.9	13.2	53.0	74.5
AFC interest expense	(3.2)	(3.3)	(3.3)	(3.4)	(13.2)
Superstorm Sandy	10.8	2.7	--	--	13.5
Adjusted EBITDA	$136.2	$140.2	$130.6	$131.2	$538.2

Segment Results

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2013	2012
ADESA revenue	$1,118.6	$1,053.5
Cost of services*	629.9	595.7
Gross profit*	488.7	457.8
Selling, general and administrative	252.3	249.3
Depreciation and amortization	87.9	96.9
Operating profit	$148.5	$111.6
EBITDA	$231.3	$204.9
Adjustments per the Credit Agreement	24.7	26.2
Adjusted EBITDA	$256.0	$231.1

* Exclusive of depreciation and amortization

Revenue
Revenue from ADESA increased $65.1 million, or 6%, to $1,118.6 million for the year ended December 31, 2013, compared with $1,053.5 million for the year ended December 31, 2012. The increase in revenue was primarily a result of a 9% increase in the number of vehicles sold, partially offset by a 3% decrease in revenue per vehicle sold to approximately $545 for the year ended December 31, 2013, compared with approximately $560 for the year ended December 31, 2012.
The increase in volume sold was attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as an 8% increase in dealer consignment units sold for the year ended December 31, 2013 compared with the year ended December 31, 2012. Online sales volumes for ADESA represented approximately 35% of the total vehicles sold in 2013, compared with approximately 31% in 2012. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which represent approximately half of ADESA's online sales volume. ADESA sold approximately 410,000 and 310,000 vehicles through its online only offerings in 2013 and 2012, respectively.
Revenue, including all ancillary services, per vehicle sold at physical auction locations increased $6 to $651 for the year ended December 31, 2013, compared with $645 for the year ended December 31, 2012. The increase in revenue per vehicle sold at physical auction locations was attributable to an increase in auction fees, as a result of the increase in mix towards dealer consignment vehicles, as well as selective fee increases. Revenue per vehicle sold in online only auctions decreased $8 to $118 for the year ended December 31, 2013, compared with $126 for the year ended December 31, 2012. The decrease in online only auctions was attributable to an increased number of cars sold in closed private label sales, which includes uniquely branded selling systems between manufacturers or their captive finance arms and their franchised dealers.
The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 56.8% for the year ended December 31, 2013, compared with 56.7% for the year ended December 31,

2012. For the year ended December 31, 2013, dealer consignment vehicles represented approximately 49% of used vehicles sold at ADESA physical auction locations, compared with approximately 48% for the year ended December 31, 2012.
Gross Profit
For the year ended December 31, 2013, gross profit for ADESA increased $30.9 million, or 7%, to $488.7 million, compared with $457.8 million for the year ended December 31, 2012. Gross profit for ADESA was 43.7% of revenue for the year ended December 31, 2013, compared with 43.5% of revenue for the year ended December 31, 2012. The increase in gross profit percentage for the year ended December 31, 2013, compared with the year ended December 31, 2012, was primarily the result of the 6% increase in revenue. In addition, the gross profit percentage also benefited from the lower utilization of ancillary services as a result of increases in both vehicles sold online and dealer consignment vehicles.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $3.0 million, or 1%, to $252.3 million for the year ended December 31, 2013, compared with $249.3 million for the year ended December 31, 2012, primarily due to increases in non-cash stock-based compensation expense, marketing expenses and compensation expense, partially offset by decreases in travel expenses, professional fees and bad debt expense.
IAA Results

	Year Ended December 31,
(Dollars in millions)	2013	2012
IAA revenue	$830.0	$716.1
Cost of services*	545.9	449.5
Gross profit*	284.1	266.6
Selling, general and administrative	82.4	69.8
Depreciation and amortization	73.8	68.1
Operating profit	$127.9	$128.7
EBITDA	$201.8	$197.5
Adjustments per the Credit Agreement	3.9	(0.2)
Superstorm Sandy	13.5	9.1
Adjusted EBITDA	$219.2	$206.4

* Exclusive of depreciation and amortization
Superstorm Sandy
In October 2012, Superstorm Sandy damaged property throughout the Eastern United States with the most significant damage concentrated in New Jersey and New York. As a direct result of Superstorm Sandy's effect on New York City and neighboring communities, damage from the storm is estimated at over $70 billion. Although the damage from Superstorm Sandy was widespread, the most significant damage was concentrated on the eastern seaboard of the United States. KAR and its subsidiaries did not experience significant damage to its properties or vehicles stored on our properties for our customers. Certain auction activities were delayed due to power outages, temporary loss of Internet access and the inability of customers to attend the auctions immediately following the damage created by Superstorm Sandy.
IAA provides salvage auction services to substantially all of the major automobile insurance companies in the United States. Contracts with IAA's insurance customers require IAA to provide services in the event of catastrophic events like Superstorm Sandy. Typically these catastrophic events create a temporary increase in the number of cars processed and sold. The nature of the damage, the need to service our customers in a short period of time and the geographic concentration in a heavily populated, high cost area, led to substantially increased costs incurred to handle the significantly greater volumes of vehicles.
Superstorm Sandy was unique in that its impact was greatest in the densely populated New York City area. This resulted in a high concentration of total loss vehicles in a relatively small geographic area. It is estimated that Superstorm Sandy damaged over 200,000 vehicles. IAA's customers assigned over 50,000 total loss vehicles to IAA for processing. In order to store and process these vehicles, IAA secured over 400 acres of temporary space in New York and New Jersey. In addition, the difficult infrastructure of the New York City and Long Island areas and the shortage of towing capacity required IAA to incur significantly greater towing costs to move damaged vehicles to its sites for processing. In order to serve our customers in this region, IAA had to bring hundreds of employees to the affected areas to assist in the timely processing of these vehicles. All of these activities resulted in a temporary increase in costs related to Superstorm Sandy vehicles.
For the year ended December 31, 2013, IAA sold over 45,000 Superstorm Sandy vehicles resulting in revenue of approximately $30.1 million and cost of services of approximately $43.6 million. Overall, IAA incurred a pre-tax net loss of $13.5 million and $9.1 million related to the processing of Superstorm Sandy vehicles for the years ended December 31, 2013 and 2012, respectively. This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement. These losses are net of auction services revenue realized upon the sale of the vehicles. The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area has resulted in a net loss on the processing of the Superstorm Sandy vehicles.
Revenue
Revenue from IAA increased $113.9 million, or 16%, to $830.0 million for the year ended December 31, 2013, compared with $716.1 million for the year ended December 31, 2012. The increase in revenue was a result of an increase in vehicles sold of approximately 13% for the year ended December 31, 2013, as well as increases in revenue per vehicle sold. IAA's total loss vehicle inventory has increased over 10% at December 31, 2013, as compared to December 31, 2012 (excluding, in 2012, Superstorm Sandy units in inventory). Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the years ended December 31, 2013 and 2012. Online sales volumes for IAA for the years ended December 31, 2013 and 2012 represented approximately half of the total vehicles sold by IAA.
Gross Profit
For the year ended December 31, 2013, gross profit at IAA increased to $284.1 million, or 34.2% of revenue, compared with $266.6 million, or 37.2% of revenue, for the year ended December 31, 2012. The gross profit increase was primarily the result of the 16% increase in revenue. The decrease in gross profit as a percentage of revenue was mainly attributable to an increase in expenses associated with processing total loss vehicles related to Superstorm Sandy, which included increases in towing costs, compensation expense, temporary rental property expense, travel expenses and miscellaneous yard and auction expenses, as well as increased costs associated with volume increases. An increase in the purchase price of vehicles sold under purchase agreements also contributed to the decrease in gross profit as a percentage of revenue, as the entire selling price of the vehicle is recorded as revenue and cost of services.
For the year ended December 31, 2013, IAA sold over 45,000 Superstorm Sandy vehicles resulting in revenue of approximately $30.1 million and cost of services of approximately $43.6 million. For the year ended December 31, 2012, Superstorm Sandy vehicles resulted in revenue of approximately $5.7 million and cost of services of approximately $14.8 million. Overall, for the years ended December 31, 2013 and

2012, IAA incurred a pre-tax net loss of $13.5 million and $9.1 million, respectively, related to the processing of Superstorm Sandy vehicles. Excluding the impact of revenues and expenses associated with Superstorm Sandy, the gross profit as a percentage of revenue for the years ended December 31, 2013 and 2012 would have been approximately 37.2% and 38.8%, respectively. For a further discussion of Superstorm Sandy, see the "Superstorm Sandy" section above.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $12.6 million, or 18%, to $82.4 million for the year ended December 31, 2013, compared with $69.8 million for the year ended December 31, 2012. The increase in selling, general and administrative expenses was attributable to increases in incentive-based compensation expense of $1.7 million, stock-based compensation expense of $1.2 million, information technology costs of $1.3 million and compensation expense of $0.9 million. The increase in incentive-based compensation reflects a higher level of bonus achievement. In addition, in 2012, a $2.9 million gain on the sale of excess property and a $0.8 million insurance refund resulted in decreased selling, general and administrative expenses.
AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2013	2012
AFC revenue	$224.7	$193.8
Cost of services*	56.4	41.9
Gross profit*	168.3	151.9
Selling, general and administrative	26.2	21.3
Depreciation and amortization	27.6	23.3
Operating profit	$114.5	$107.3
EBITDA	$140.7	$130.6
Adjustments per the Credit Agreement	(7.1)	(10.4)
Adjusted EBITDA	$133.6	$120.2

Loan transactions	1,354,955	1,239,755
Revenue per loan transaction, excluding “Other service revenue”	$157	$156

* Exclusive of depreciation and amortization
Revenue
For the year ended December 31, 2013, AFC revenue increased $30.9 million, or 16%, to $224.7 million, compared with $193.8 million for the year ended December 31, 2012. The increase in revenue was the result of a 9% increase in loan transactions and $12.5 million of "Other service revenue" generated by Preferred Warranties, Inc. ("PWI"), for the year ended December 31, 2013, compared with the same period in 2012. PWI, a service contract business, was acquired in June 2013. In addition, managed receivables increased to $1,107.6 million at December 31, 2013 from $1,004.2 million at December 31, 2012.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $1, or less than 1%, primarily as a result of increases in average loan values and average portfolio duration, partially offset by an increase in the provision for credit losses. Revenue per loan transaction excludes "Other service revenue."

Gross Profit
For the year ended December 31, 2013, gross profit for the AFC segment increased $16.4 million, or 11%, to $168.3 million, compared with $151.9 million for the year ended December 31, 2012, primarily as a result of a 16% increase in revenue, partially offset by a 35% increase in cost of services. The increase in cost of services was primarily the result of the inclusion of expenses associated with PWI, as well as increases in compensation expense.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $4.9 million, or 23%, to $26.2 million for the year ended December 31, 2013, compared with $21.3 million for the year ended December 31, 2012. The increase was partially the result of $1.5 million in expenses associated with PWI. The remaining increase related to increases in stock-based compensation expense, professional fees and compensation expense.
LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2013	December 31, 2012
Cash and cash equivalents	$191.6	$108.7
Restricted cash	18.8	11.9
Working capital	356.9	294.5
Amounts available under credit facility*	250.0	250.0
Cash flow from operations	434.0	290.2

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of December 31, 2013. There were related outstanding letters of credit totaling approximately $26.3 million and $23.6 million at December 31, 2013 and December 31, 2012, respectively, which reduce the amount available for borrowings under the credit facility.

For the year ended December 31, 2013, the Company used cash of $96.6 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.